Exhibit 10.1

SARATOGA RESOURCES, INC.

2008 LONG-TERM INCENTIVE PLAN

Table of Contents

ARTICLE I INTRODUCTION	1
1.1 Purpose	1
1.2 Shares Subject to the Plan	1
1.3 Administration of the Plan	1
1.4 Amendment and Discontinuance of the Plan	1
1.5 Granting of Awards to Participants	1
1.6 Term of Plan	2
1.7 Leave of Absence	2
1.8 Definitions	2

ARTICLE II NON-QUALIFIED OPTIONS	5
2.1 Grants	5
2.2 Calculation of Exercise Price	5
2.3 Terms and Conditions of Options	5
2.4 Amendment	7
2.5 Acceleration of Vesting	7
2.6 Other Provisions	7
2.7 No Option Repricing Without Stockholder Approval	7

ARTICLE III INCENTIVE OPTIONS	7
3.1 Eligibility	7
3.2 Exercise Price	7
3.3 Dollar Limitation	7
3.4 10% Stockholder	8
3.5 Options Not Transferable	8
3.6 Compliance with 422	8
3.7 Limitations on Exercise	8

ARTICLE IV STOCK APPRECIATION RIGHTS AND RESTRICTED STOCK UNIT AWARDS	8
4.1 Stock Appreciation Rights	8
4.2 Restricted Stock Unit Awards	9

ARTICLE V RESTRICTED STOCK	9
5.1 Eligible Persons	9
5.2 Restricted Period and Vesting	9

ARTICLE VI PERFORMANCE AWARDS	10
6.1 Performance Awards	10
6.2 Performance Goals	10

ARTICLE VII OTHER STOCK OR PERFORMANCE-BASED AWARDS	11

ARTICLE VIII CERTAIN PROVISIONS APPLICABLE TO ALL AWARDS	12
8.1 General	12
8.2 Stand-Alone, Additional, Tandem and Substitute Awards	12
8.3 Term of Awards	12
8.4 Form and Timing of Payment under Awards; Deferrals	12
8.5 Vested and Unvested Awards	13
8.6 Exemptions from Section 16(b) Liability	13
8.7 Other Provisions	13

ARTICLE IX WITHHOLDING FOR TAXES	13

ARTICLE X MISCELLANEOUS	13
10.1 No Rights to Awards	13
10.2 No Right to Employment	14
10.3 Governing Law	14
10.4 Severability	14
10.5 Other Laws	14
10.6 409A Compliance — No Guarantee of Tax Consequences	14
10.7 Shareholder Agreements	14

ii

SARATOGA RESOURCES, INC.

2008 Long-term Incentive Plan

ARTICLE I

INTRODUCTION

1.1 Purpose. The Saratoga Resources, Inc. 2008 Long-term Incentive Plan (the “Plan”) is intended to promote the interests of Saratoga Resources, Inc., a Texas corporation, (the “Company”) and its stockholders (the ‘‘Stockholders’’) by encouraging Employees, Service Providers and Non-Employee Directors (as each is defined below) to acquire or increase their equity interests in the Company and any successor entity thereby giving them an added incentive to work toward the continued growth and success of the Company. The Board of Directors of the Company (the ‘‘Board’’) also contemplates that through the Plan, the Company and its Affiliates will be better able to compete for the services of the individuals needed for the continued growth and success of the Company.

1.2 Shares Subject to the Plan. The aggregate number of shares of Common Stock, of the Company (‘‘Common Stock’’) that may be issued under the Plan shall not exceed three million (3,000,000) shares. In each calender year, during any part of which the Plan is in effect, a Participant may not be granted (a) Awards (other than Awards designated to be paid only in cash or the settlement of which is not based on a number of shares of Common Stock) relating to more than 3,000,000 shares of Common Stock, subject to adjustment in a manner consistent with any adjustment described below, and (b) Awards designated to be paid only in cash, or the settlement of which is not based on a number of shares of Common Stock, having a value determined on the date of grant in excess of $1,000,000. Notwithstanding the above, however, in the event that at any time after the Effective Date (as defined below) the outstanding shares of Common Stock are subdivided, consolidated, split-up, spun-off, reclassified, recapitalized, or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of a merger, consolidation, recapitalization, reclassification, stock split, stock dividend, combination of shares or the like, the aggregate number and class of securities available under the Plan (or issuable to any one Participant pursuant to this Plan in any one calendar year) shall be ratably adjusted by the Committee (as defined below), whose determination shall be final and binding upon the Company and all other interested persons. Shares issued pursuant to the Plan (i) may be treasury shares, authorized but unissued shares or, if applicable, shares acquired in the open market and (ii) shall be fully paid and nonassessable.

1.3 Administration of the Plan. The Plan shall be administered by the Committee. Subject to the provisions of the Plan, the Committee shall interpret the Plan and all Awards under the Plan, shall make such rules as it deems necessary for the proper administration of the Plan, shall make all other determinations necessary or advisable for the administration of the Plan and shall correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award under the Plan in the manner and to the extent that the Committee deems desirable to effectuate the Plan. Any action taken or determination made by the Committee pursuant to this and the other paragraphs of the Plan shall be conclusive on all parties. The act or determination of a majority of the Committee shall be deemed to be the act or determination of the Committee.

1.4 Amendment and Discontinuance of the Plan. The Board may amend, suspend or terminate the Plan; provided, however, that, without the consent of the holder of an Award, no amendment, suspension or termination of the Plan may terminate such Award or adversely affect such person’s rights with respect to such Award in any material respect; provided further, however, that any amendment which would constitute a ‘‘material revision’’ of the Plan (as that term is used in the rules of any exchange on which the Common Stock is traded) shall be subject to Stockholder approval.

1.5 Granting of Awards to Participants. The Committee shall have the authority to grant, prior to the expiration date of the Plan, Awards to such Employees, Service Providers and Non-Employee Directors as may be selected by it on the terms and conditions hereinafter set forth in the Plan. In selecting the persons to receive Awards, including the type and size of the Award, the Committee may consider any factors that it may deem relevant. Notwithstanding the foregoing, any Awards made to members of the Committee or any Service Provider to the Committee or the Board, must be approved by the full Board.

1.6 Term of Plan. The Plan has been adopted by the board of directors of the Company. The Plan is effective as of October 17, 2008 (the ‘‘Effective Date’’), subject to approval by the Stockholders of the Company. The provisions of the Plan are applicable to all Awards granted on or after the Effective Date. If not sooner terminated under the provisions of Section 1.4 hereof, the Plan shall terminate upon, and no further Awards shall be made, after the tenth (10th) anniversary of the Effective Date.

1.7 Leave of Absence. If an Employee is on military, sick leave or other bona fide leave of absence, such person shall be considered an ‘‘Employee’’ for purposes of an outstanding Award during the period of such leave provided it does not exceed ninety (90) days, or, if longer, so long as the person’s right to reemployment is guaranteed either by statute or by contract. If the period of leave exceeds ninety (90) days, such Employee’s Employment (as defined below) shall be deemed to have terminated on the ninety-first (91st) day of such leave, unless the person’s right to reemployment is guaranteed by statute or contract.

1.8 Definitions. As used in the Plan, the following terms shall have the meanings set forth below:

‘‘1934 Act’’ means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

‘‘Affıliate’’ means (i) any entity in which the Company directly or indirectly, owns fifty percent (50%) or more of the combined voting power, as determined by the Committee, (ii) any ‘‘parent corporation’’ of the Company (as defined in Section 424(e) of the Code), (iii) any ‘‘subsidiary corporation’’ of any such parent corporation (as defined in Section 424(f) of the Code) of the Company and (iv) any trades or businesses, whether or not incorporated which are members of a controlled group or are under common control (as defined in Sections 414(b) or (c) of the Code) with the Company, but using the threshold of 50% ownership wherever 80% appears; provided, that, for the purpose of issuing Options or Stock Appreciation Rights, ‘‘Affiliate’’ means any corporation or other entity in a chain of corporations and/or other entities in which the Company has a ‘‘controlling interest’’ within the meaning of Treas. Reg. § 1.414(c)-2(b)(2)(i), but using the threshold of 50 percent ownership wherever 80 percent appears.

‘‘Award’’ means, collectively, Options, Stock Appreciation Rights, Restricted Stock Unit Awards, Restricted Stock, Performance Awards or Other Stock or Performance Based Awards.

‘‘Board’’ has the meaning set forth in Section 1.1 hereof.

‘‘Cause’’ for termination of any Participant who is a party to an agreement of Employment with or provides services to the Company shall mean termination for ‘‘Cause’’ as such term is defined in such agreement, the relevant portions of which are incorporated herein by reference. If such agreement does not define ‘‘Cause’’ or if a Participant is not a party to such an agreement, ‘‘Cause’’ means (i) the commission by a Participant of a criminal or other act that causes or is likely to cause substantial economic damage to the Company or an Affiliate or substantial injury to the business reputation of the Company or an Affiliate; (ii) the commission by a Participant of an act of fraud in the performance of such Participant’s duties on behalf of the Company or an Affiliate; or (iii) the failure of a Participant to perform the duties of such Participant to the Company or an Affiliate (other than such failure resulting from the Participant’s incapacity due to physical or mental illness).

‘‘Change of Control’’ shall be deemed to have occurred upon any of the following events:

(i) any ‘‘person’’ (as defined in Section 3(a)(9) of the 1934 Act, and as modified by Section 13(d) and 14(d) thereof) other than (A) the Company or any of its subsidiaries, (B) any employee benefit plan of the Company or any of its subsidiaries, (C) an Affiliate, (D) a company owned, directly or indirectly, by stockholders of the Company in substantially the same proportions as their ownership of the Company, or (E) an underwriter temporarily holding securities pursuant to an offering of such securities (a ‘‘person’’), becomes the ‘‘beneficial owner’’ (as defined in Rule 13d-3 of the 1934 Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the shares of voting stock of the Company then outstanding; provided, however, that a public offering of Common Stock shall not constitute a Change of Control;

(ii) the consummation of any merger, reorganization, business combination or consolidation of the Company or one of its subsidiaries with or into any other company, other than a merger, reorganization, business combination or consolidation which would result in the holders of the voting securities of the Company outstanding immediately prior thereto holding securities which represent immediately after such merger, reorganization, business combination or consolidation more than fifty percent (50%) of the combined voting power of the voting securities of the Company or the surviving company or the parent of such surviving company;

(iii) the consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition where the holders of the voting securities of the Company outstanding immediately prior thereto hold securities immediately thereafter which represent more than fifty percent (50%) of the combined voting power of the voting securities of the acquiror, or parent of the acquiror, of such assets, or the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company; or

(iv) individuals who, as of the Effective Date, constitute the Board (the ‘‘Incumbent Board’’) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a Director subsequent to the Effective Date whose election to the Board was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an election contest with respect to the election or removal of Directors or other solicitation of proxies or consents by or on behalf of a person other than the Board.

Solely with respect to any Award that is subject to Section 409A of the Code and that is payable upon a Change of Control, and to the extent that the above definition does not comply with Section 409A, such definition shall be modified, to the extent required to ensure that this definition complies with the requirements of Section 409A of the Code, as set forth in regulations or other regulatory guidance issued under Section 409A of the Code by the appropriate governmental authority and the Plan shall be operated in accordance with the above definition of Change of Control as modified to the extent necessary to ensure that the above definition complies with the definition prescribed in such regulations or other regulator guidance insofar as the definition relates to any Award that is subject to Section 409A of the Code and payable upon a Change of Control.

‘‘Code’’ means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations thereunder.

‘‘Committee’’ means the committee appointed by the Board or, if none, the Board; provided however, that with respect to any Award granted to a Covered Employee which is intended to be ‘‘performance-based compensation’’ as described in Section 162(m)(4)(c) of the Code, to the extent such Award is subject to Section 162(m) of the Code, the Committee shall consist solely of two or more ‘‘outside directors’’ as described in Section 162(m)(4)(c)(i) of the Code; and if the Company is subject to the 1934 Act, the Committee shall mean the compensation committee of the Board, which shall consist of not less than two (2) independent members of the Board, each of whom shall qualify as a ‘‘non-employee director’’ (as that term is defined in Rule 16b-3 of the General Rules and Regulations under the 1934 Act) appointed by and serving at the pleasure of the Board to administer this Plan or, if none, the independent members of the Board.

‘‘Common Stock’’ has the meaning set forth in Section 1.2 hereof.

‘‘Company’’ has the meaning set forth in Section 1.1 hereof.

‘‘Covered Employee’’ shall mean each of the employees/officers of the Company as described in Section 162(m) of the Code and applicable rules, regulations and guidance issued thereunder, as well as any person designated by the Committee, at the time of grant of an Award, who is likely to be a Covered Employee.

‘‘Director’’ means a director of the Company.

‘‘Disability’’ means a Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

‘‘Effective Date’’ has the meaning set forth in Section 1.6 hereof.

‘‘Employee’’ means any employee of the Company or an Affiliate.

‘‘Employment’’ includes any period in which a Participant is an Employee or a paid Service Provider to the Company or an Affiliate.

‘‘Fair Market Value or FMV Per Share’’ The Fair Market Value or FMV Per Share of the Common Stock shall be the closing price on any national or foreign securities exchange or over-the-counter market, if applicable, for the date of the determination, or if no trade of the Common Stock shall have been reported for such date, the closing sales price quoted on such exchange for the most recent trade prior to the determination date. If shares of the Common Stock are not listed or admitted to trading on any exchange, over-the-counter market or any similar organization as of the determination date, the FMV Per Share shall be determined by the Committee in good faith using a fair application of a reasonable valuation methodology taking into account all available information material to the value of the Company.

‘‘Good Reason’’ means termination of Employment by an Employee, or termination of service by a Service Provider if such Employee or Service Provider is a party to an agreement for Employment with or services to the Company, which agreement includes a definition of ‘‘Good Reason’’ (or similar term or concept) for termination of Employment with or services to the Company, ‘‘Good Reason’’ shall have the same definition for purposes of the Plan as is set forth in such agreement, the relevant portions of which are incorporated herein by reference. If such Employee or Service Provider is not a party to an agreement with the Company that defines the term ‘‘Good Reason,’’ (or similar term or concept) such term shall not be applicable to such Employee or Service Provider and any provision of the Plan or an Award referencing ‘‘Good Reason’’ shall not be applicable to such Employee or Service Provider.

‘‘Incentive Option’’ means any option which satisfies the requirements of Section 422 of the Code and is granted pursuant to Article III of the Plan.

‘‘Incumbent Board’’ has the meaning set forth in this Section 1.8 in the definition of ‘‘Change of Control.’’

‘‘Non-Employee Director’’ means persons who are members of the Board but who are neither Employees nor Service Providers of the Company or any Affiliate.

‘‘Non-Qualified Option’’ shall mean an option not intended to satisfy the requirements of Section 422 of the Code and which is granted pursuant to Article II of the Plan.

‘‘Option’’ means an option to acquire Common Stock granted pursuant to the provisions of the Plan, and refers to either an Incentive Option or a Non-Qualified Option, or both, as applicable.

‘‘Option Expiration Date’’ means the date determined by Committee which shall not be more than ten (10) years after the date of grant of an Option.

‘‘Option Grant Date’’ means the date on which the Committee grants an Option pursuant to the provisions of the Plan.

‘‘Optionee’’ means a Participant who has received or will receive an Option.

‘‘Other Stock or Performance-Based Award’’ means an award granted pursuant to Article VII of the Plan.

‘‘Participant’’ means any Non-Employee Director, Employee or Service Provider granted an Award under the Plan.

‘‘Performance Award’’ means an Award granted pursuant to Article VI of the Plan, which, if earned, shall be payable in shares of Common Stock, cash or any combination thereof as determined by the Committee.

‘‘Performance Period’’ means a period of not less than one year and not more than five years during which the Committee may grant Performance Awards.

‘‘Person’’ has the meaning set forth in this Section 1.8 in the definition of ‘‘Change of Control’’.

‘‘Restricted Period’’ means the period established by the Committee with respect to an Award during which the Award either remains subject to forfeiture or is not exercisable by the Participant.

‘‘Restricted Stock’’ means any share of Common Stock, prior to the lapse of restrictions thereon, granted under Article V of the Plan.

‘‘Restricted Stock Unit Awards’’ has the meaning set forth in Section 4.2 hereof.

‘‘Service Provider’’ means any individual or entity, other than a Director or an Employee, who renders consulting or advisory services to the Company or an Affiliate.

‘‘Stock Appreciation Rights’’ means an Award described in Section 4.1(a) that is granted pursuant to Article IV of the Plan.

‘‘Stockholder’’ has the meaning set forth in Section 1.1 hereof.

ARTICLE II

NON-QUALIFIED OPTIONS

2.1 Grants. The Committee may grant Options to purchase Common Stock to any Employee, Service Provider or Non-Employee Director, provided that such grant does not constitute a deferral of compensation within the meaning of section 409A of the Code.

2.2 Calculation of Exercise Price. The exercise price to be paid for each share of Common Stock deliverable upon exercise of each Option granted under this Article II shall not be less than the FMV Per Share on the date of grant of such Option. The exercise price for each Option granted under this Article II shall be subject to adjustment as provided in Section 2.3(d) below.

2.3 Terms and Conditions of Options. Options shall be in such form as the Committee may from time to time approve, shall be subject to the following terms and conditions and may contain such additional terms and conditions, not inconsistent with this Article II, as the Committee shall deem desirable:

(a) Option Period and Conditions and Limitations on Exercise. No Option shall be exercisable later than the Option Expiration Date. To the extent not prohibited by other provisions of the Plan, each Option shall be exercisable at such time or times as the Committee in its discretion may determine at the time such Option is granted.

(b) Manner of Exercise. In order to exercise an Option, the person or persons entitled to exercise it shall deliver to the Company payment in full for the shares being purchased, together with any required withholding taxes. The payment of the exercise price, together with any required withholding taxes, for each Option shall be made (i) in cash or by check payable and acceptable to the Company, (ii) with the consent of the Committee, by tendering to the Company shares of Common Stock owned by the person for more than six months having an aggregate Fair Market Value as of the date of exercise that is not greater than the full exercise price for the shares with respect to which the Option is being exercised and by paying any remaining amount of the exercise price as provided in (i) above, (iii) subject to such instructions as the Committee may specify, at the person’s written request the Company may deliver certificates for the shares of Common Stock for which the Option is being exercised to a broker for sale on behalf of the person, provided that the person has irrevocably instructed such broker to remit directly to the Company on the person’s behalf the full amount of the exercise price from the proceeds of such sale, or (iv) with the consent of the Committee, and to the extent permitted by applicable laws and regulations (including, without limitation, federal tax and securities laws, regulations and state corporate law), by delivery to the Company of a properly executed exercise notice together with irrevocable instructions to withhold from the shares issuable upon exercise of the Option, in a “cashless” exercise, a number of shares of Common Stock having a Fair Market Value, determined on the date of exercise, equal to the exercise price.  In the event that the person elects to make payment as allowed under clause (ii) above, the Committee may, upon confirming that the Optionee owns the number of additional shares being tendered, authorize the issuance of a new certificate for the number of shares being acquired pursuant to the exercise of the Option less the number of shares being tendered upon the exercise and return to the person (or not require surrender of) the certificate for the shares being tendered upon the exercise. If the Committee so requires, such person or persons shall also deliver a written representation that all shares being purchased are being acquired for investment and not with a view to, or for resale in connection with, any distribution of such shares.

(c) Options not Transferable. Except as provided below, no Non-Qualified Option granted hereunder shall be transferable other than by (i) will or by the laws of descent and distribution or (ii) pursuant to a domestic relations order and, during the lifetime of the Participant to whom any such Option is granted, and it shall be exercisable only by the Participant (or his guardian). Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of, or to subject to execution, attachment or similar process, any Option granted hereunder, or any right thereunder, contrary to the provisions hereof, shall be void and ineffective, shall give no right to the purported transferee, and shall, at the sole discretion of the Committee, result in forfeiture of the Option with respect to the shares involved in such attempt. With respect to a specific Non-Qualified Option, the Participant (or his guardian), subject to the consent of the Committee, may transfer, for estate planning purposes, all or part of such Option to one or more immediate family members or related family trusts or partnerships or similar entities.

(d) Adjustment of Options. In the event that at any time after the Effective Date the outstanding shares of Common Stock are subdivided, consolidated, split-up, spun-off, reclassified, recapitalized, or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of merger, consolidation, recapitalization, reclassification, stock split, stock dividend, combination of shares or the like, the Committee shall make an appropriate and equitable adjustment in the number and kind of shares, and the exercise price per share, as to which all outstanding Options granted, or portions thereof then unexercised, shall be exercisable, to the end that after such event the shares subject to the Plan and each Participant’s proportionate interest shall be maintained as before the occurrence of such event. Such adjustment in an outstanding Option shall be made without change in the total price applicable to the Option or the unexercised portion of the Option (except for any change in the aggregate price resulting from rounding of share quantities or prices) and with any necessary corresponding adjustment in exercise price per share. Any such adjustment made by the Committee shall be final and binding upon all Participants, the Company and all other interested persons.

(e) Listing and Registration of Shares. Each Option shall be subject to the requirement that if at any time the Committee determines, in its discretion, that the listing, registration, or qualification of the shares subject to such Option under any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the issue or purchase of shares thereunder, such Option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained and the same shall have been free of any conditions not acceptable to the Committee.

2.4 Amendment. The Committee may, without the consent of the person or persons entitled to exercise any outstanding Option, amend, modify or terminate such Option; provided, however, such amendment, modification or termination shall not, without such person’s consent, reduce or diminish the value of such Option determined as if the Option had been exercised, vested, cashed in or otherwise settled on the date of such amendment or termination or cause such Option to be subject to adverse tax consequences under section 409A of the Code. The Committee may at any time or from time to time, in its discretion, in the case of any Option which is not then immediately exercisable in full, accelerate the time or times at which such Option may be exercised to any earlier time or times.

2.5 Acceleration of Vesting. Any Option granted hereunder which is not otherwise vested shall vest (unless specifically provided to the contrary by the Committee in the document or instrument evidencing an Option granted hereunder) upon (i) termination of an Employee or Service Provider without Cause or termination by an Employee or Service Provider with Good Reason; (ii) termination, removal or resignation of an Employee, Service Provider or Non-Employee Director for any reason within one (1) year from the effective date of the Change of Control; or (iii) death or Disability of the Participant.

2.6 Other Provisions.

(a) The person or persons entitled to exercise, or who have exercised, an Option shall not be entitled to any rights as a Stockholder with respect to any shares subject to such Option until he shall have become the holder of record of such shares.

(b) No Option granted hereunder shall be construed as limiting any right which the Company or any Affiliate may have to terminate at any time, with or without cause, the Employment of any person to whom such Option has been granted.

(c) Notwithstanding any provision of the Plan or the terms of any Option, the Company shall not be required to issue any shares hereunder if such issuance would, in the judgment of the Committee, constitute a violation of any state, local or federal law or of the rules or regulations of any governmental regulatory body.

2.7 No Option Repricing Without Stockholder Approval. With Stockholder approval only, the Committee may grant to holders of outstanding Non-Qualified Options, in exchange for the surrender and cancellation of such Non-Qualified Options, new Non-Qualified Options having exercise prices lower than the exercise price provided in the Non-Qualified Options so surrendered and canceled.

ARTICLE III

INCENTIVE OPTIONS

The terms specified below shall be applicable to all Incentive Options. Except as modified by the provisions of this Article III, all the provisions of Article II hereof shall also be applicable to Incentive Options. Non-Qualified Options shall not be subject to the terms of this Article III.

3.1 Eligibility. Incentive Options may be granted only to Employees of (i) the Company, (ii) any ‘‘parent corporation’’ of the Company (as defined in section 424(e) of the Code) or (iii) any ‘‘subsidiary corporation’’ of the Company (as defined in section 424(f) of the Code). Incentive Options may be granted only if the Plan is approved by the Stockholders of the Employer within one year prior to or after the Effective Date.

3.2 Exercise Price. The exercise price per Share shall not be less than one hundred percent (100%) of the FMV Per Share on the Option Grant Date (subject to adjustment as provided in Section 2.3(d)).

3.3 Dollar Limitation. The aggregate Fair Market Value (determined as of the respective date or dates of grant) of shares of Common Stock for which one or more options granted to any Employee under the Plan (or any other option plan of the Company or an Affiliate) may for the first time become exercisable as Incentive Options during any one (1) calendar year shall not exceed the sum of One Hundred Thousand Dollars ($100,000). To the extent the Employee holds two (2) or more such Options which become exercisable for the first time in the same calendar year, the foregoing limitation on the exercisability of such Options as Incentive Options shall be applied on the basis of the order in which such Options are granted.

3.4 10% Stockholder. If any Employee to whom an Incentive Option is granted is a 10% stockholder of the Company or any Affiliate, then the exercise price per share shall not be less than one hundred ten percent (110%) of the FMV Per Share on the Option Grant Date and the option term shall not exceed five (5) years measured from the Option Grant Date.

3.5 Options Not Transferable. No Incentive Option granted hereunder shall be transferable other than by will or by the laws of descent and distribution and shall be exercisable during the Optionee’s lifetime only by such Optionee.

3.6 Compliance with 422. All Options that are intended to be Incentive Options shall be designated as such in the Option grant and in all respects shall be issued in compliance with Code Section 422. No more than three million (3,000,000) Incentive Options may be issued under the terms of the Plan.

3.7 Limitations on Exercise. No Incentive Option shall be exercisable more than three (3) months after the Optionee ceases to be an Employee for any reason other than death or disability (within the meaning of section 22(e)(3) of the Code), or more than one (1) year after the Optionee ceases to be an Employee due to death or disability (within the meaning of section 22(e)(3) of the Code).

ARTICLE IV

STOCK APPRECIATION RIGHTS AND RESTRICTED STOCK UNIT AWARDS

4.1 Stock Appreciation Rights. The Committee is authorized to grant Stock Appreciation Rights to Employees, Service Providers or Non-Employee Directors on the following terms and conditions, provided that such grant does not constitute a deferral of compensation within the meaning of section 409A of the Code.

(a) Right to Payment. A Stock Appreciation Right shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the FMV Per Share on the date of exercise over (B) the FMV Per Share on the date of grant. Such excess may be paid in cash or shares of Common Stock as determined by the Committee and set forth in the Award agreement.

(b) Rights Related to Options. A Stock Appreciation Right granted in connection with an Option shall entitle a Participant, upon exercise thereof, to surrender that Option or any portion thereof, to the extent unexercised, and to receive payment of an amount computed pursuant to Subsection 4.1(a) hereof. That Option shall then cease to be exercisable to the extent surrendered. A Stock Appreciation Right granted in connection with an Option shall be exercisable only at such time or times and only to the extent that the related Option is exercisable and shall not be transferable (other than by will or the laws of descent and distribution) except to the extent that the related Option is transferable.

(c) Right Without Option. A Stock Appreciation Right granted independent of an Option shall be exercisable as determined by the Committee and set forth in the Award agreement governing such Stock Appreciation Right.

(d) Terms. The Committee shall determine at the date of grant the time or times at which and the circumstances under which a Stock Appreciation Right may be exercised in whole or in part (including achievement of certain performance goals and/or meeting certain future service requirements), the method of exercise, whether or not a Stock Appreciation Right shall be in tandem or in combination with any other Award and any other terms and conditions of any Stock Appreciation Right.

(e) Adjustment of Stock Appreciation Rights. In the event that at any time after the Effective Date the outstanding shares of Common Stock are subdivided, consolidated, split-up, spun-off, reclassified, recapitalized, or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of merger, consolidation, recapitalization, reclassification, stock split, stock dividend, combination of shares or the like, the Committee shall make an appropriate and equitable adjustment in the outstanding Stock Appreciation Rights granted, to the end that after such event the Stock Appreciation Rights subject to the Plan and each Participant’s proportionate interest shall be maintained as before the occurrence of such event. Any such adjustment made by the Committee shall be final and binding upon all Participants, the Company and all other interested persons.

4.2 Restricted Stock Unit Awards. The Committee is authorized to grant rights to receive cash or Common Stock equal to the Fair Market Value of specified number of shares of Common Stock at the end of a specified deferral period to Participants (‘‘Restricted Stock Unit Awards’’), subject to the following terms and conditions:

(a) Award and Restrictions. Satisfaction of a Restricted Stock Unit Award shall occur upon expiration of the deferral period specified for such Restricted Stock Unit Award by the Committee. In addition, Restricted Stock Unit Awards shall be subject to such restrictions (which may include a risk of forfeiture), if any, as the Committee may impose, which restrictions may lapse at the expiration of the deferral period or at earlier specified times (including based on achievement of performance goals and/or future service requirements), separately or in combination, installments or otherwise, as the Committee may determine.

(b) Forfeiture. Except as otherwise determined by the Committee or as may be set forth in any Award, employment or other agreement pertaining to a Restricted Stock Unit Award, upon termination of Employment or services during the applicable deferral period or portion thereof to which forfeiture conditions apply, all Restricted Stock Unit Awards that are at that time subject to deferral (other than a deferral at the election of the Participant) shall be forfeited; provided that the Committee may provide, by rule or regulation or in any Award agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock Unit Awards shall be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Restricted Stock Unit Awards.

(c) Adjustment of Restricted Stock Unit Awards. In the event that at any time after the Effective Date the outstanding shares of Common Stock are subdivided, consolidated, split-up, spun-off, reclassified, recapitalized, or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of merger, consolidation, recapitalization, reclassification, stock split, stock dividend, combination of shares or the like, the Committee shall make an appropriate and equitable adjustment in the outstanding Restricted Stock Unit Awards granted, to the end that after such event the Restricted Stock Unit Awards subject to the Plan and each Participant’s proportionate interest shall be maintained as before the occurrence of such event. Any such adjustment made by the Committee shall be final and binding upon all Participants, the Company and all other interested persons.

ARTICLE V

RESTRICTED STOCK

5.1 Eligible Persons. All Employees, Service Providers and Non-Employee Directors shall be eligible for grants of Restricted Stock.

5.2 Restricted Period and Vesting.

(a) A grant of Restricted Stock is a grant of Common Stock to a Participant which is subject to such limitations (including, without limitation, limitations that qualify as a ‘‘substantial risk of forfeiture’’ within the meaning given to that term under Section 83 of the Code) and restrictions on transfer by the Participant and repurchase by the Company as the Committee, in its sole discretion, shall determine. Prior to the lapse of such restrictions, the Participant shall not be permitted to transfer such shares. The Company shall have the right to repurchase or recover such shares for the lesser of (A) the amount of cash paid therefore, if any or (B) the FMV of the shares at the time of repurchase, if (i) the Participant’s Employment from or services to the

Company or an Affiliate is terminated by the Company, such Affiliate or the Participant prior to the lapse of such restrictions (unless otherwise provided in the related Award agreement) or (ii) the Restricted Stock is forfeited by the Participant pursuant to the terms of the Award.

(b) Notwithstanding the foregoing, unless the Award specifically provides otherwise, all Restricted Stock not otherwise vested shall vest upon (i) termination of an Employee or Service Provider without Cause; (ii) termination by an Employee or Service Provider with Good Reason; (iii) termination, resignation or removal of an Employee, Service Provider or Non-Employee Director for any reason within one (1) year from the effective date of a Change of Control; or (iv) death or Disability of the Participant.

(c) Each certificate representing Restricted Stock awarded under the Plan shall be registered in the name of the Participant and, during the Restricted Period, shall be left in deposit with the Company and a stock power endorsed in blank. Unless otherwise provided in an Award agreement, the grantee of Restricted Stock shall have all the rights of a Stockholder with respect to such shares including the right to vote and the right to receive dividends or other distributions paid or made with respect to such shares. Any certificate or certificates representing shares of Restricted Stock shall bear a legend similar to the following:

The shares represented by this certificate have been issued pursuant to the terms of the Saratoga Resources, Inc. 2008 Long-term Incentive Plan (as amended and restated) and Restricted Stock Grant Agreement dated ________, 20___ and may not be sold, pledged, transferred, assigned or otherwise encumbered in any manner except as is set forth in the terms of such Plan or grant.

(d) Adjustment of Restricted Stock. In the event that at any time after the Effective Date the outstanding shares of Common Stock are subdivided, consolidated, split-up, spun-off, reclassified, recapitalized, or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of merger, consolidation, recapitalization, reclassification, stock split, stock dividend, combination of shares or the like, the Committee shall make an appropriate and equitable adjustment in the outstanding Restricted Stock granted, to the end that after such event the shares of Restricted Stock subject to the Plan and each Participant’s proportionate interest shall be maintained as before the occurrence of such event. Any such adjustment made by the Committee shall be final and binding upon all Participants, the Company and all other interested persons.

ARTICLE VI

PERFORMANCE AWARDS

6.1 Performance Awards. To the extent the Committee determines that any Award granted pursuant to this Plan shall be contingent upon performance goals or shall constitute performance-based compensation for purposes of Section 162(m) of the Code, the grant or settlement of the Award shall, in the Committee’s discretion, be subject to the achievement of performance goals determined and applied in a manner consistent with this Section 6.1. The Committee may grant Performance Awards based on performance criteria measured over a Performance Period. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to increase the amounts payable under any Award subject to performance conditions except as limited under Section 6.2 hereof in the case of a Performance Award granted to a Covered Employee.

6.2 Performance Goals. The grant and/or settlement of a Performance Award shall be contingent upon the terms set forth in this Section 6.2.

(a) General. The performance goals for Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each such criteria, as specified by the Committee. In the case of any Award granted to a Covered Employee, performance goals shall be designed to be objective and shall otherwise meet the requirements of Section 162(m) of the Code and regulations thereunder (including Treasury Regulations sec. 1.162-27 and successor regulations thereto), including the requirement that the level or levels of performance targeted by the Committee are such that the achievement of performance goals is ‘‘substantially uncertain’’ at the time the Award is granted. The Committee may determine that such Performance Awards shall be granted and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to the grant and/or settlement of such Performance Awards. Performance goals may differ among Performance Awards granted to any one Participant or for Performance Awards granted to different Participants.

(b) Business Criteria. One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified subsidiaries, divisions or business or geographical units of the Company (except with respect to the total stockholder return and earnings per share criteria), shall be used by the Committee in establishing performance goals for Performance Awards granted to a Participant: (i) earnings per share; (ii) increase in revenues; (iii) increase in cash flow; (iv) increase in cash flow from operations; (v) return on net assets; (vi) return on assets; (vii) return on investment; (viii) return on capital; (ix) return on equity; (x) economic value added; (xi) gross margin; (xii) net income; (xiii) pretax earnings; (xiv) pretax earnings before interest, depreciation and amortization; (xv) pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items; (xvi) operating income; (xvii) total stockholder return; (xviii) debt reduction; (xix) any other operational criteria determined by the Committee; and (xx) any of the above goals determined on the absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of comparable companies.

(c) Timing for Establishing Performance Goals. Performance goals in the case of any Award granted to a Participant who is a Covered Employee shall be established not later than ninety (90) days after the beginning of any Performance Period applicable to such Performance Awards, or at such other date as may be required or permitted for ‘‘performance-based compensation’’ under Section 162(m) of the Code.

(d) Settlement of Performance Awards; Other Terms. After the end of each Performance Period, the Committee shall determine the amount, if any, of Performance Awards payable to each Participant based upon achievement of business criteria over a Performance Period. The Committee may not exercise discretion to increase any such amount payable in respect of a Performance Award to a Covered Employee which is designed to comply with Section 162(m) of the Code. The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of termination of Employment by the Participant prior to the end of a Performance Period or settlement of Performance Awards.

(e) Written Determinations. All determinations by the Committee as to the establishment of performance goals, the amount of any Performance Award, and the achievement of performance goals relating to Performance Awards shall be made in writing in the case of any Award granted to a Participant. The Committee may not delegate any responsibility relating to Performance Awards discussed in this Section 6.2(e).

(f) Status of Performance Awards under Section 162(m) of the Code. It is the intent of the Company that Performance Awards granted to persons who are designated by the Committee as likely to be Covered Employees within the meaning of Section 162(m) of the Code and regulations thereunder (including Treasury Regulations sec. 1.162-27 and successor regulations thereto) shall, if so designated by the Committee, constitute ‘‘performance-based compensation’’ within the meaning of Section 162(m) of the Code and regulations thereunder. Accordingly, the terms of this Section 6.2 shall be interpreted in a manner consistent with Section 162(m) of the Code and regulations thereunder. If any provision of the Plan as in effect on the date of adoption or any agreements relating to Performance Awards that are designated as intended to comply with Section 162(m) of the Code does not comply or is inconsistent with the requirements of Section 162(m) of the Code or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

ARTICLE VII

OTHER STOCK OR PERFORMANCE-BASED AWARDS

The Committee is hereby authorized to grant to Employees, Non-Employee Directors and Service Providers of the Company or its Affiliates, Other Stock or Performance-Based Awards, which shall consist of a right which (i) is not an Award described in any other Article and (ii) is denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of Common Stock (including, without limitation, securities convertible into shares of Common Stock) or cash as are deemed by the Committee to be consistent with the purposes of the Plan. Subject to the terms of the Plan, the Committee shall determine the terms and conditions of any such Other Stock or Performance-Based Award.

ARTICLE VIII

CERTAIN PROVISIONS APPLICABLE TO ALL AWARDS

8.1 General. Awards may be granted on the terms and conditions set forth herein. In addition, the Committee may impose on any Award or the exercise thereof, such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of Employment by the Participant and terms permitting a Participant to make elections relating to his Award. Notwithstanding the foregoing, the Committee may amend any Award without the consent of the holder if the Committee deems it necessary to avoid adverse tax consequences to the holder under Code Section 409A. The Committee shall retain full power and discretion to accelerate or waive, at any time, any term or condition of an Award that is not mandatory under this Plan; provided, however, that the Committee shall not have discretion to accelerate or waive any term or condition of an Award (i) if such discretion would cause the Award to have adverse tax consequences to the Participant under 409A, or (ii) if the Award is intended to qualify as ‘‘performance-based compensation’’ for purposes of Section 162(m) of the Code and such discretion would cause the Award not to so qualify.

8.2 Stand-Alone, Additional, Tandem and Substitute Awards. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone, in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any Affiliate, or any business entity to be acquired by the Company or an Affiliate, or any other right of a Participant to receive payment from the Company or any Affiliate. Such additional, tandem and substitute or exchange Awards may be granted at any time. If an Award is granted in substitution or exchange for another Award, the Committee shall require the surrender of such other Award in consideration for the grant of the new Award. Notwithstanding anything in the Plan to the contrary, Options granted in substitution or exchange for an option in a corporate transaction shall be granted in accordance with the rules of Treasury Regulations section 1.424-1. In addition, Awards may be granted in lieu of cash compensation, including, but not limited to, in lieu of cash amounts payable under other plans of the Company or any Affiliate.

8.3 Term of Awards. The term or Restricted Period of each Award that is an Option, Stock Appreciation Right, Restricted Stock Unit Award or Restricted Stock shall be for such period as may be determined by the Committee; provided that in no event shall the term of any such Award exceed a period of ten (10) years (or such shorter terms as may be required in respect of an Incentive Option).

8.4 Form and Timing of Payment under Awards; Deferrals. Subject to the terms of the Plan and any applicable Award agreement, payments to be made by the Company or an Affiliate upon the exercise of an Option or other Award or settlement of an Award may be made in a single payment or transfer, in installments or on a deferred basis. The settlement of any Award may, subject to any limitations set forth in the related Award agreement, be accelerated and cash may be paid in lieu of shares in connection with such settlement, in the discretion of the Committee or upon occurrence of one or more specified events; provided, however, such discretion may not be exercised if the exercise of such discretion would result in adverse tax consequences to the Participant under Section 409A of the Code. In the discretion of the Committee, Awards granted pursuant to Article IV or VI hereof may be payable in cash or shares to the extent permitted by the terms of the applicable Award agreement. Installment or deferred payments may be required by the Committee (subject to Section 1.4 hereof, including the consent provisions thereof in the case of any deferral of an outstanding Award not provided for in the original Award agreement) or permitted at the election of the Participant on terms and conditions established by the Committee; provided, however, that no deferral shall be required or permitted by the Committee if such deferral would result in adverse tax consequences to the Participant under Section 409A of the Code. Payments may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of amounts in respect of installment or deferred payments denominated in shares. Any deferral shall only be allowed as is provided in a separate deferred compensation plan adopted by the Company, which plan shall be compliant with Section 409A of the Code. The Plan shall not constitute an ‘‘employee benefit plan’’ for purposes of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

8.5 Vested and Unvested Awards. After the satisfaction of all of the terms and conditions set by the Committee with respect to an Award of (i) Restricted Stock, a certificate, without the legend set forth in Section 5.2(c) hereof, for the number of shares that are no longer subject to such restrictions, terms and conditions shall be delivered to the Employee, (ii) Restricted Stock Unit Award, to the extent not paid in cash, a certificate for the number of shares equal to the number of shares of Restricted Stock Unit Award earned, and (iii) Stock Appreciation Rights or Performance Awards, cash and/or a certificate for the number of shares equal in value to the number of Stock Appreciation Rights or amount of Performance Awards vested shall be delivered to the person. Upon termination, resignation or removal of a Participant under circumstances that do not cause such Participant to become fully vested, any remaining unvested Options, shares of Restricted Stock, Restricted Stock Unit Award, Stock Appreciation Rights or Performance Awards, as the case may be, shall either be forfeited back to the Company or, if appropriate under the terms of the Award, shall continue to be subject to the restrictions, terms and conditions set by the Committee with respect to such Award. Notwithstanding any other provisions of the Plan, upon or as soon as reasonably practicable following the vesting of a Restricted Stock Unit Award, Performance Award or Other Stock or Performance Based Award, the distribution of such Award shall occur in a single lump sum no later than the fifteenth (15th) day of the third (3rd) month following the date on which vesting occurs. Should the Participant die before receiving all amounts payable hereunder, the balance shall be paid to the Participant’s estate by this date.

8.6 Exemptions from Section 16(b) Liability. It is the intent of the Company that the grant of any Awards to or other transaction by a Participant who is subject to Section 16 of the 1934 Act shall be exempt from Section 16(b) of the 1934 Act pursuant to an applicable exemption (except for transactions acknowledged by the Participant in writing to be non-exempt). Accordingly, if any provision of this Plan or any Award agreement does not comply with the requirements of Rule 16b-3 under the 1934 Act as then applicable to any such transaction, such provision shall be construed or deemed amended to the extent necessary to conform to the applicable requirements of Rule 16b-3 so that such Participant shall avoid liability under Section 16(b).

8.7 Other Provisions. No grant of any Award shall be construed as limiting any right which the Company or any Affiliate may have to terminate at any time, with or without cause, the Employment of any person to whom such Award has been granted.

ARTICLE IX

WITHHOLDING FOR TAXES

Any issuance of Common Stock pursuant to the exercise of an Option or payment of any other Award under the Plan shall not be made until appropriate arrangements, satisfactory to the Company, have been made for the payment of any tax amounts (federal, state, local or other) that may be required to be withheld or paid by the Company with respect thereto. Such arrangements may, at the discretion of the Committee, include allowing the person to tender to the Company shares of Common Stock owned by the person, or to request the Company to withhold shares of Common Stock being acquired pursuant to the Award, whether through the exercise of an Option or as a distribution pursuant to the Award, which have an aggregate FMV Per Share as of the date of such withholding that is not greater than the sum of all tax amounts to be withheld with respect thereto, together with payment of any remaining portion of such tax amounts in cash or by check payable and acceptable to the Company.

Notwithstanding the foregoing, if on the date of an event giving rise to a tax withholding obligation on the part of the Company the person is an officer or individual subject to Rule 16b-3 under the 1934 Act, then, to the extent permitted by applicable law, such person may direct that such tax withholding be effectuated by the Company withholding the necessary number of shares of Common Stock (at the tax rate required by the Code) from such Award payment or exercise.

ARTICLE X

MISCELLANEOUS

10.1 No Rights to Awards. No Participant or other person shall have any claim to be granted any Award, there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards and the terms and conditions of Awards need not be the same with respect to each recipient.

10.2 No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Affiliate. Further, the Company or any Affiliate may at any time dismiss a Participant from Employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement.

10.3 Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with applicable federal law and the laws of the State of Texas, without regard to any principles of conflicts of law.

10.4 Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Participant or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Participant or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

10.5 Other Laws. The Committee may refuse to issue or transfer any shares or other consideration under an Award agreement if, acting in its sole discretion, it determines that the issuance or transfer of such shares or such other consideration might violate any applicable law.

10.6 409A Compliance — No Guarantee of Tax Consequences. It is the intention of the Company that all Awards granted by the Committee be in compliance with Section 409A of the Code in all respects and the Plan shall be so construed; provided, however that the Participant shall be solely responsible for and liable for any tax consequences (including but not limited to any interest or penalties) as a result of participation in the Plan. Neither the Board, nor the Company nor the Committee makes any commitment or guarantee that any federal, state or local tax treatment will apply or be available to any person participating or eligible to participate hereunder and assumes no liability whatsoever for the tax consequences to the Participants. Notwithstanding anything herein to the contrary, if any amounts payable hereunder are reasonably determined by the Committee to be ‘‘nonqualified deferred compensation’’ payable to a ‘‘specified employee’’ upon ‘‘separation from service’’ (within the meaning of section 409A of the Code) then such amounts that would otherwise be payable upon separation from service shall be held and not be paid by the Company upon separation from service, but shall be paid on the earlier of: (1) the first day that is six months following the Participant’s separation from service; or (2) Participant’s date of death. Such amounts that would otherwise be payable in installments commencing on separation from service shall be accumulated and paid in a lump sum on the date that is the earlier of (1) or (2) above and shall be paid in installments thereafter.

10.7 Shareholder Agreements. The Committee may condition the grant, exercise or payment of any Award upon such person entering into a stockholders’ agreement in such form as approved from time to time by the Board.